UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                               (Amendment No. __)*

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                                   VANS, INC.
                    -----------------------------------------
                                (Name of Issuer)

                                  Common Stock
                    -----------------------------------------
                         (Title of Class of Securities)

                                   921930-10-3
                    -----------------------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 10 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  921930-10-3                                                                     Page 2 of 10 Pages
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          McCown De Leeuw & Co.
--------- -------------------------------------------------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------

   3      SEC USE ONLY
--------- -------------------------------------------------------------------------------------------------------------

   4      Citizenship or place of organization

          California
--------- -------------------------------------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     916,340
                              -------- --------------------------------------------------------------------------------
           SHARES                6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
                                       - 0 -
                              -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      7     SOLE DISPOSITIVE POWER

                                       916,340
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       - 0 -
----------------------------- -------- --------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          916,340
--------- -------------------------------------------------------------------------------------------------------------

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- -------------------------------------------------------------------------------------------------------------

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.00%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
--------- -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 2 of 10 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  921930-10-3                                                                     Page 3 of 10 Pages
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          MDC Management Company
--------- -------------------------------------------------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------

   3      SEC USE ONLY
--------- -------------------------------------------------------------------------------------------------------------

   4      Citizenship or place of organization

          California
--------- -------------------------------------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     1,000,001
                              -------- --------------------------------------------------------------------------------
           SHARES                6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
                                       - 0 -
                              -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      7     SOLE DISPOSITIVE POWER

                                       1,000,001
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       - 0 -
----------------------------- -------- --------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,000,001
--------- -------------------------------------------------------------------------------------------------------------

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- -------------------------------------------------------------------------------------------------------------

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.64%
--------- -------------------------------------------------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

          PN
--------- -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 3 of 10 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  921930-10-3                                                                     Page 4 of 10 Pages
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          MDC/JAFCO Ventures, a California limited partnership
--------- -------------------------------------------------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------

   3      SEC USE ONLY
--------- -------------------------------------------------------------------------------------------------------------
   4      Citizenship or place of organization

          California
--------- -------------------------------------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     83,661
                              -------- --------------------------------------------------------------------------------
           SHARES                6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
                                       -0-
                              -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      7     SOLE DISPOSITIVE POWER

                                       83,661
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       -0-
----------------------------- -------- --------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          83,661
--------- -------------------------------------------------------------------------------------------------------------

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- -------------------------------------------------------------------------------------------------------------

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.64%
--------- -------------------------------------------------------------------------------------------------------------

   12     TYPE OF REPORTING PERSON*

          PN
--------- -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 4 of 10 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  921930-10-3                                                                     Page 5 of 10 Pages
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          George E. McCown
--------- -------------------------------------------------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------

   3      SEC USE ONLY
--------- -------------------------------------------------------------------------------------------------------------

   4      Citizenship or place of organization

          United States
--------- -------------------------------------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     63,679
                              -------- --------------------------------------------------------------------------------
           SHARES                6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
                                       1,000,001
                              -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      7     SOLE DISPOSITIVE POWER

                                       63,679
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       1,000,001
----------------------------- -------- --------------------------------------------------------------------------------

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,063,680
--------- -------------------------------------------------------------------------------------------------------------

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- -------------------------------------------------------------------------------------------------------------

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          8.14%
--------- -------------------------------------------------------------------------------------------------------------

   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 5 of 10 pages

---------------------------------------------                                      ------------------------------------
                                                             13G
CUSIP No.  921930-10-3                                                                     Page 6 of 10 Pages
---------------------------------------------                                      ------------------------------------

--------- -------------------------------------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS


          David E. De Leeuw
--------- -------------------------------------------------------------------------------------------------------------

   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                              (a)  |_|
                                                                                                         (b)  |X|
--------- -------------------------------------------------------------------------------------------------------------

   3      SEC USE ONLY
--------- -------------------------------------------------------------------------------------------------------------

   4      Citizenship or place of organization

          United States
--------- -------------------------------------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

         NUMBER OF                     -0-
                              -------- --------------------------------------------------------------------------------
           SHARES                6     SHARED VOTING POWER
   BENEFICIALLY OWNED BY
                                       1,000,001
                              -------- --------------------------------------------------------------------------------
 EACH REPORTING PERSON WITH      7     SOLE DISPOSITIVE POWER

                                       -0-
                              -------- --------------------------------------------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

                                       1,000,001
----------------------------- -------- --------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,000,001
--------- -------------------------------------------------------------------------------------------------------------

   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------- -------------------------------------------------------------------------------------------------------------

   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          7.64%
--------- -------------------------------------------------------------------------------------------------------------

   12     TYPE OF REPORTING PERSON*

          IN
--------- -------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                               Page 6 of 10 pages

Item 1.

(a)      Name of Issuer:  Vans, Inc. ("Issuer")

(b)      Address of Issuer's Principal Executive Offices:

         2095 North Batavia
         Orange, CA   92665

         Item 2.

(a)      Name of Person Filing:

         McCown De Leeuw & Co. ("MDC")
         MDC Management Company ("MDCMC")
         MDC/JAFCO Ventures, a California limited partnership ("MDC/JAFCO") George E. McCown ("McCown")
         David E. DeLeeuw ("DeLeeuw")

(b)      Address of Principal Business Office:

         3000 Sand Hill Road
         Building 3, Suite 290
         Menlo Park, CA  94025

(c)      Citizenship/Place of Organization:

         MDC:                       California
         MDCMC:                     California
         MDC/JAFCO:                 California
         McCown:                    United States
         DeLeeuw:                   United States

(d)      Title of Class of Securities:               Common Stock

(e)      CUSIP Number:              921930 10 3

Item 3.        Not applicable.

                               Page 7 of 10 pages



Item 4         Ownership.


------ ------------------------ -------------- ----------------- --------------- ----------------- --------------
                                     MDC            MDCMC          MDC/JAFCO          McCown          DeLeeuw
------ ------------------------ -------------- ----------------- --------------- ----------------- --------------

(a)    Beneficial Ownership        916,340        1,000,001          83,661         1,063,680        1,000,001
------ ------------------------ -------------- ----------------- --------------- ----------------- --------------

(b)    Percentage of Class          7.00%           7.64%            0.64%            8.14%            7.64%
------ ------------------------ -------------- ----------------- --------------- ----------------- --------------

(c)    Sole Voting Power           916,340        1,000,001          83,661           63,679            -0-
------ ------------------------ -------------- ----------------- --------------- ----------------- --------------

       Shared Voting Power           -0-             -0-              -0-           1,000,001        1,000,001
------ ------------------------ -------------- ----------------- --------------- ----------------- --------------

       Sole Dispositive Power      916,340        1,000,001          83,661           63,679            -0-
------ ------------------------ -------------- ----------------- --------------- ----------------- --------------

       Shared Dispositive            -0-             -0-              -0-           1,000,001        1,000,001
       Power
------ ------------------------ -------------- ----------------- --------------- ----------------- --------------

Item 5.        Ownership of Five Percent or Less of a Class

Not applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person

Under certain circumstances set forth in the partnership agreements of each of MDC, MDCMC and MDC/JAFCO, the general and/or limited partners of each such partnership have the right to receive dividends from, or the proceeds from the sale of, the Common Stock of Issuer beneficially owned by each such partnership.

Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.        Identification and Classification of Members of the Group

No   reporting   person  is  a  member  of  a  group  as   defined   in  Section
240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.        Notice of Dissolution of Group

Not applicable.

Item 10.       Certification

Not applicable.

EXHIBITS

A:       Joint Filing Statement

                               Page 8 of 10 pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:    February 12, 1997



McCown De Leeuw & Co.,  California limited partnership

By:      MDC Management Company, its general partner



         By:      /s/ George E. McCown
             ----------------------------------------
                  General Partner


MDC Management Company



By:      /s/ George E. McCown
    -------------------------------------------------
         General Partner


MDC/JAFCO Ventures, a California limited partnership

By:      MDC Management Company, its general partner


         By:      /s/ George E. McCown
             ---------------------------------------
                  General Partner



         /s/ George E. McCown
----------------------------------------------------
         George E. McCown



         /s/ David E. De Leeuw
----------------------------------------------------
         David E. De Leeuw


                               Page 9 of 10 pages

                                    EXHIBIT A

         We, the  undersigned,  hereby  express our agreement  that the attached
Schedule 13G is filed on behalf of us.



Date:    February 12, 1997

McCown De Leeuw & Co.,  California limited partnership

By:      MDC Management Company, its general partner



         By:      /s/ George E. McCown
             ---------------------------------------
                  General Partner


MDC Management Company



By:      /s/ George E. McCown
    ------------------------------------------------
         General Partner


MDC/JAFCO Ventures, a California limited partnership

By:      MDC Management Company, its general partner


         By:      /s/ George E. McCown
            ----------------------------------------
                  General Partner



         /s/ George E. McCown
----------------------------------------------------
         George E. McCown



         /s/ David E. De Leeuw
----------------------------------------------------
         David E. De Leeuw